Exhibit 10.1

SUPPORT SERVICES AGREEMENT

           THIS SUPPORT SERVICES AGREEMENT (this "Agreement") is made and entered into as of November 1, 2001 by and between Mariner Investment Group, Inc., a New York corporation (the "Company"), and LASER Mortgage Management, Inc., a Delaware corporation ("LASER").

WITNESSETH

           WHEREAS, the Company wishes to provide certain services to LASER, and LASER wishes to have such services provided by the Company, upon the terms and subject to the conditions set forth herein:

           NOW, THEREFORE, the parties hereto agree as follows:

           1. Services. The Company and LASER agree that the Company shall provide to LASER the services described on Exhibit A attached hereto (the "Services"), in consideration of the fees described in Section 3 hereof, during the term of this Agreement. LASER is not engaging the Company to manage any portion of its securities portfolio and the parties hereto acknowledge that the Company is not acting as an investment manager to LASER. Nothing in this Agreement shall prevent Mariner or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other entity.

           2. Term. The term of this Agreement shall commence on the date hereof and shall terminate on January 31, 2002; provided, however, the Company or LASER may terminate this Agreement without cause and without penalty (but subject to paying Mariner any fees which have accrued as of the date of such termination at any time during the term) upon 30 days’ prior written notice to the other party (unless such party agrees in writing to shorten such period). After January 31, 2002, this Agreement shall continue in effect for automatic successive one-month terms unless and until either party hereto has given notice in accordance with this Section 2.

           3. Fees. In consideration of the Company's performance of the Services, LASER shall pay to the Company a fee of $30,000 per month, in arrears on the first business day of each month appropriately pro rated for any particular periods. LASER shall be responsible for its own expenses.

           4. Performance of Services. The Company shall perform the Services with the same degree of care, skill and prudence customarily exercised for its own operations.

           5. No Assignment. This Agreement is solely for the benefit of the parties hereto and may not be assigned by either of them.

           6. Confidential Information. (a) The Company acknowledges that the information and knowledge obtained in the course of its performance of the services requested hereunder relating to LASER's business (the "Confidential Information") are of a confidential nature. The Company shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent (i) the disclosure of the Confidential Information to any person other than employees of the Company who have a need to know of it in order to perform their duties hereunder; and (ii) the use of the Confidential Information other than in connection with the performance of its duties hereunder.

                     (b) The foregoing provision shall not apply to Confidential Information that (i) has been disclosed to the public by LASER or its predecessor, (ii) otherwise entered the public domain through lawful means, (iii) was or is disclosed to the Company by a third party and which to the knowledge of the Company, after investigation, is not subject to an obligation of confidentiality to the Company, (iv) was known by the Company prior to its receipt from LASER or its predecessor, (v) was developed by the Company independently of any disclosures previously made by LASER or its predecessor to the Company of such information, (vi) is required to be disclosed by the Company in connection with any judicial, administrative or other governmental proceeding involving LASER or its predecessor, or the Company, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the Company's services for LASER or this Agreement, provided that the Company first give written detailed notice thereof to LASER as soon as possible prior to such disclosure, unless notice would be unlawful, or (vii) is disclosed in good faith by the Company in the ordinary course of carrying out its duties hereunder.

                     (c) The Company acknowledges that the improper use or disclosure of any Confidential Information may cause irreparable damage, and that LASER shall have the right to seek injunctive relief to prevent such unauthorized use or disclosure, and to such damages as are occasioned by such unauthorized use or disclosure.

           7. Limitation on Liability; Indemnification. (a) LASER agrees that the Company shall not be liable to LASER, its affiliates or their directors, officers or stockholders for any losses, damages, expenses or claims occasioned by any act or omission of the Company, its affiliates or the directors, officers, stockholders, employees or agents of any of the foregoing in connection with the performance of its services hereunder, other than as a result of its own gross negligence or reckless disregard of its duties hereunder.

                     (b) LASER agrees to indemnify the Company and its affiliates and their respective stockholders, officers, directors, employees and agents against and hold them harmless from any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees), demands or claims arising out of any claim asserted or threatened to be asserted by any third party in connection with the Company's performance of the services requested hereunder; provided, however, that the Company shall not be entitled to indemnification with respect to any liabilities, losses, damages, costs, expenses, demands or claims caused by its own gross negligence or reckless disregard of its duties hereunder. LASER shall advance to the Company, as the representative of the indemnified parties, the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from the Company to repay any such amounts advanced to it in the event and to the extent of such determination that the Company was not entitled to indemnification hereunder.

           8. Representations. Each party represents and warrants that (a) it has all requisite authority to consummate the transactions contemplated hereby, (b) the terms of the Agreement do not conflict with any obligation by which it is bound, whether arising by contract, operation of law or otherwise, (c) this Agreement has been duly authorized by appropriate corporate or limited liability company action and (d) no waiver, consent, regulatory approval or other similar action is required to be obtained in connection with the consummation of the transactions hereunder which has not already been obtained.

           9. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when delivered by hand, mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice.

If to the Company:

Mariner Investment Group, Inc. 780 Third Avenue 16th Floor New York, New York 10017 Attn: Chairman Facsimile: (212) 758-6680

If to LASER:

LASER Mortgage Management, Inc. 780 Third Avenue 16th Floor New York, New York 10017 Attn: President Facsimile: (212) 758-6680

           10. Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

           11. Entire Agreement. This Agreement constitutes the entire understanding between the parties and supersedes all prior understandings, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except in writing duly executed by both of the parties. A waiver by either party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

           12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

           13. Survival. The provisions of Sections 6, 7 and this Section 13 shall survive the termination of this Agreement.

           14. Force Majeure. No party shall be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, riots, strikes, lock-outs, wars and war-operations, restraints of government power or communication line failure or other circumstances beyond such party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement.

           15. Headings. Section headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARINER INVESTMENT GROUP, INC.

By: /s/ William J. Michaelcheck
Name: William J. Michaelcheck
Title: Chairman

LASER MORTGAGE MANAGEMENT, INC.

By: /s/ Charles R. Howe II
Name: Charles R. Howe II
Title: Vice President, Treasurer and Secretary

EXHIBIT A

DESCRIPTION OF SERVICES

1.	Office Space and Services

The Company will provide (i) adequate office space for the conduct of LASER's business, and (ii) the related services provided for the customary use of such office space, including without limitation, maintenance, office upkeep, use of a receptionist, mail services, utilities, telephones, facsimile machines and conference rooms. The Company also will provide the computers, printers, trading phones, facsimile machines, software (i.e. Bloomberg systems) and any other data processing services that are reasonably necessary for LASER to carry on its business.

2.	Bookkeeping and Accounting Services

The Company will provide the services of William Petersen, or other similarly qualified individuals, to provide LASER with general bookkeeping, accounting, internal auditing and related services as are necessary for the conduct of its business.

3.	Other

The Company will assist in the preparation of reports to shareholders of LASER, tax returns, reports to and filings with the Securities and Exchange Commission; provide clerical and administrative services; and such other services as may be agreed upon from time to time by the Company and LASER.